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                                                               EXHIBIT NO. 10.54



                                   AMDL, INC.

                              EMPLOYMENT AGREEMENT


        This Employment Agreement (the "Agreement") is made this 23rd day of November, 1999 by and between AMDL, INC., a Delaware corporation (the "Company") and Gary L. Dreher, (the "Employee").


                                    RECITALS

        A. The Company desires to employ the Employee and the Employee desires to be employed by the Company as of the "Effective Date" hereof, upon the terms and conditions set forth in this Agreement.

        B. Effective October 1, 1999, the Company and Employee entered into a "Salary Continuation Agreement," which Salary Continuation Agreement shall be cancelled and of no further force or effect as of the Effective Date.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:


                                    ARTICLE 1
                          EMPLOYMENT, TERMS AND DUTIES

        1.1 TERM. The Company agrees to employ the Employee and Employee hereby accepts such employment in accordance with the terms of this Agreement, for a period of five (5) years commencing on January 1, 2000 (the "Effective Date"), unless the Agreement is earlier terminated as provided herein.

        1.2 SERVICES AND EXCLUSIVITY OF SERVICES. So long as this Agreement shall continue in effect, Employee shall devote Employee's full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto; shall use Employee's best efforts and abilities to promote the Company's interests; and shall perform the services contemplated by this Agreement in accordance with policies established by the Board of Directors of the Company (the "Board"). Without the prior express written authorization of the Board, Employee shall not, directly or indirectly, during the term of this Agreement: (a) render services to any other person or firm for compensation, or (b) engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

            1.2.1 OTHER BUSINESS ACTIVITIES. Company and Employee acknowledge that Employee is a member of the Board of Directors of Optimumcare Corporation with an equity interest that may exceed 5% if Employee exercises his stock options. Optimumcare Corporation is involved with the care of psychiatric patients, and is deemed to be an association which is not competitive with the Company, and will not require any commitment of employee's business time or effort. Company and Employee also acknowledge that Employee's wholly owned company, Medical Market International LLC, is and will continue to be involved in testing of wine grapes and wine for sugar. This work will be performed by others, and will not require any of Employee's business time or effort.



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        1.3 DUTIES AND RESPONSIBILITIES. During the term of this Agreement,
Employee shall serve as President and Chief Executive Officer of the Company; shall discharge the obligations and responsibilities normally associated with such office; and shall use his best efforts to promote the interests of the Company and refrain from acts which may adversely affect the reputation or business of the Company.

        1.4 RETURN OF PROPRIETARY PROPERTY. The Employee agrees that all property in the Employee's possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards and all other property relating in any way to the business of the Company is the exclusive property of the Company, even if the Employee authored, created or assisted in authoring or creating, such property. The Employee shall return to the Company all such documents (and copies and summaries thereof) and property immediately upon termination of employment or at any time upon the request of the Company. All personal property brought by Employee to Company shall be returned to Employee.


                                    ARTICLE 2
                            COMPENSATION AND BENEFITS

        2.1 BASE SALARY. During the term of this Agreement, the Company will pay the Employee a base salary at the rate of Eighteen Thousand Five Hundred and 00/100 Dollars ($18,500.00) per month (the "Base Salary") commencing on January 1, 2000, payable in accordance with the Company's usual payroll practice.

        2.2 STOCK OPTIONS. The Company has previously granted to Employee options to purchase an aggregate of 250,000 shares of the Company's common stock at an exercise price of $.68 per share (the "Options") pursuant to the Company's 1999 Stock Option Plan. The Options are represented by an Incentive Stock Option Agreement dated June 30, 1999 and a Non-Qualified Stock Option Agreement dated June 30, 1999. Nothing shall prevent the Company from granting additional stock options to Employee in the future.

        2.3 BONUS. The Company shall pay to Employee an annual cash bonus (the "Bonus") equal to the amount computed hereinbelow (the "Performance Share Amount") for each of the calendar years, 2000, 2001, 2002 or 2003, (each, a "Bonus Year") as the case may be, subject to meeting the Company's "Sales Goal" (as that term is defined below) for the applicable Bonus Year. The Performance Share Amount shall equal 100,000 times the difference between: (i) the "Average Bid Price" (as defined below) for the applicable Bonus Year, and (ii) $.68; provided, however, in any Bonus Year, the maximum Bonus payable to Employee shall not exceed ten percent (10%) of net sales of the Company for such Bonus Year. The Bonus shall be payable as follows: On January 31 of each Bonus Year, an amount equal to eighty percent (80%) of the Bonus shall be paid to Employee based upon the internal unaudited financial statements of the Company for the prior year. The balance of the Bonus for such Bonus Year (as adjusted for the actual amount of Bonus computed based the final year end audited financial statements of the Company) shall be paid when such financial statements are available, but without interest, provided, however, if the audited financial statements are not available by April 15 of the next year, Company shall pay the balance of the Bonus computed on the basis of the unaudited internal financial statements, and the parties shall adjust any amounts due to or from Employee therefor when the audited financial statements become available.

            2.3.1 The "Average Bid Price" shall mean for any fiscal (calendar) year the average of the Bid Price of the Company's Common Stock as quoted on NASDAQ, the OTC Bulletin Board or on the "pink sheets" published by the National Daily Quotation Bureau, as the case may be, on the trading day nearest the 15th and 30th day of each month (each, a "Quote Date") for the months of July through December for such Bonus Year. Assuming the Sales Goal is met for 2000, the following is an example of the calculation of the Bonus for Bonus Year 2000:

                  The Bid Prices on each Quote Date are summed and the sum is divided by 12. If the Average Bid Price for the months of July through December 2000 was $4.12, then the Performance Share Amount for 2000 shall be $344,000 [($4.12 - $.68) x 100,000].



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            2.3.2 The Sales Goal for 2000 shall be $2,000,000. The Sales Goal for 2001 shall be $4,000,000. The Sales Goal for 2002 shall be $6,000,000. The Sales Goal for 2003 shall be $9,000,000. "Sales Goal" is defined as net sales as that term is defined by generally accepted accounting standards, (i.e. gross sales, less returns and allowances) of medical, diagnostic, cosmetic or therapeutic products or devices and related services, whether sold by the Company as an OEM for other manufacturers or distributors or manufactured and distributed directly by the Company.

            2.3.3 The Bonus payable to Employee shall be due and payable only if Employee is employed on the last day of each fiscal year; provided, however, if Employee is terminated by the Company without "cause," then the Bonus shall be payable for such year regardless of the date of termination, assuming the Sales Goal is met for such Bonus Year.

        2.4 TERMINATION FOLLOWING A CHANGE IN CONTROL. The Company and Employee have entered into that certain Salary Continuation Agreement dated October 1, 1999 ("Continuation Agreement") that provides for the payment to Employee of Termination Benefits following a Termination Event and a Change in Control (as defined in Section 2.4.1 below). After a Change in Control (as defined in
Section 2.4.1) of the Company and the occurrence of a Termination Event (as defined in Section 2.4.2), the Employee shall be entitled to Termination Benefits (as defined in Section 2.4.3) during the term of this Agreement, all as provided in this Agreement.

            2.4.1 DEFINITION OF "CHANGE IN CONTROL." A "Change in Control" of the Company shall be deemed to have occurred upon the occurrence of any one or more of the following events:

                  (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Employee or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

                  (b) during any period (other than any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new directors (other than directors designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (c) of this Section 2.4.1) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            2.4.2 DEFINITION OF "TERMINATION EVENT." A Termination Event shall be deemed to have occurred upon the occurrence of any one or more of the following events:

                  (a) Termination by the Company of Employee's employment for a reason other than the Employee's willful and continued failure to substantially perform the duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure by the Employee for reasons set forth in Section 2.4.2(b) below) after a written demand for substantial performance



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is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties.

                  For purposes of this Section 2.4.2(a), no act, or failure to act, on the part of the Employee shall be deemed "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

                  (b) The occurrence of any of the following events described in subparagraphs (i) - (vii) of this paragraph (b), without the express written consent of the Employee. Notwithstanding any other provision of this Agreement, the Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Termination Event as described in this Section 2.4.2(b).

                      (i) the assignment of any duties inconsistent with the Employee's status as President of the Company or a substantial adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control of the Company;

                      (ii) a reduction of the Employee's annual salary by the Company as in effect on the date thereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

                      (iii) the relocation of the Company's principal executive offices to a location more than fifty (50) miles from the location of such offices immediately prior to the Change in Control of the Company or the Company's requirement that the Employee be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Employee's present business travel obligations;

                      (iv) the failure by the Company, without the consent of the Employee, to pay any portion of the Employee's current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company, within seven days of the date such compensation is due;

                      (v) the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control of the Company which is material to the Employee's total compensation, including but not limited to the Company's profit sharing plan, or any substitute plans adopted prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, as existed at the time of the Change in Control of the Company;

                      (vi) the failure by the Company to continue to provide the Employee with benefits substantially similar to those currently enjoyed under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change in Control of the Company, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control of the Company; or

                      (vii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 3.1.



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                  (c) The term "date of termination" used in this Agreement
shall mean the date on which a Termination Event is deemed to have occurred.

            2.4.3 DEFINITION OF "TERMINATION BENEFITS;" PAYMENT OF TERMINATION BENEFITS.

                  (a) The term "Termination Benefits" shall mean the payment or provision of all of the following at such times as provided below:

                      (i) salary through the date of termination at the rate in effect at that time, plus all other amounts to which the Employee is entitled under any compensation plan of the Company, shall be paid at the time such payments are due, but in any event no later than six (6) months after the date of termination;

                      (ii) a severance payment (in an amount equal to twelve
        (12) months' salary at the rate in effect on the termination date (hereinafter, "Severance Payment") shall be paid in twelve (12) equal monthly payments after the date of termination; provided, however, that the Severance Payment will be reduced to the maximum amount, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), which may be paid to the Employee and not be deemed "excess parachute payments" (as defined in Section 280G(b) of the Code), if any;

                      (iii) the Company shall pay all legal fees and expenses incurred by the Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 280G(b) of the Code, to any payment or benefit provided hereunder), within five days after request for payment by the Employee accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; and

                      (iv) any and all options to purchase securities of the Company held by Employee on the date of termination (whether issued prior to or after the date hereof and whether or not fully vested and immediately exercisable) shall be fully vested and immediately exercisable by the Employee from and after the date of termination.

                  (b) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 2.4.3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this
Section 2.4.3 be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.

                  (c) The Company will vigorously and diligently defend any contest or dispute between the Employee or the Company and the Internal Revenue Service in connection with any tax audit or proceeding to the extent attributable to the application of Section 280G(b) of the Code to the payments made or to be made to the Employee pursuant to this Section 2.4. The Company agrees to indemnify and hold the Employee harmless from any loss or expense experienced by the Employee as the result of the failure by the Company to fully perform its obligation under this Section 2.4.

            2.4.4 TERMINATION IN THE ABSENCE OF A CHANGE IN CONTROL. The Employee hereby acknowledges and agrees that the rights and benefits provided under this Agreement shall be triggered to benefit the Employee only after a Change in Control of the Company and the occurrence of a Termination Event and shall not be triggered to benefit the Employee in the absence of a Change in Control of the Company. These provisions have been entered into solely to address the legitimate concerns of the Company arising as the result of a possible Change in Control of the Company, all as summarized in the Recitals to this Agreement. The provisions of this Agreement are not intended to and do not purport to provide any assurances or rights to the Employee's continued employment with the Company.



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            2.4.5 SALARY CONTINUATION AGREEMENT. The Salary Continuation
Agreement is hereby terminated effective as of the Effective Date of this Agreement.

        2.5 ADDITIONAL BENEFITS. Employee and Company agree and acknowledge that Employee shall be entitled to participate in Company's medical insurance program, as it exists from time to time for all employees.

        2.6 VACATION. Employee shall be entitled to twenty-five (25) days paid vacation each year during the term of this Agreement. Vacation time shall accrue at the rate of 2.08 days per month until 25 days have been accrued.

        2.7 OVERALL QUALIFICATION. The Company reserves the right to modify, suspend or discontinue any and all benefits at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as such action is taken generally with respect to all other senior level executives and does not single out Employee.

        2.8 LIFE INSURANCE. The Company, at the Company's expense, subject to Employee's insurability, will obtain term life insurance on the life of Employee in the amount of $2 million; $1 million of the benefits shall be payable to the Company and $1 million of the benefits shall be payable to Employee's estate. Employee acknowledges that a portion or all of the cost of such insurance may be deemed compensation to Employee.


                                    ARTICLE 3
                                   TERMINATION

        3.1 This Agreement and all obligations hereunder (except the obligations contained in Article 5, which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

            3.1.1 EXPIRATION OF TERM; RESIGNATION. The expiration of the term provided for in Section 1.1 or the voluntary termination or resignation by Employee or retirement from the Company in accordance with the normal retirement policies of the Company or the mutual agreement of the Company and Employee. In the event of any termination under this Section 3.1.1, Employee will not be entitled to receive any further payments or benefits from the Company and the Company shall be released from any and all obligations under this Agreement.

            3.1.2 DEATH OR DISABILITY OF THE EMPLOYEE. The death or any illness, disability or other incapacity of Employee that results in Employee being unable to perform Employee's duties with the Company on a full-time basis for a period of three (3) consecutive months, or for shorter periods aggregating ninety (90) or more days in any twelve (12) month period. If Employee shall become ill, disable or incapacitated as set forth above, Employee's employment may be terminated by written notice from the Company to Employee, after which Employee will not be entitled to receive any further payments or benefits from the Company and the Company shall be released from any and all obligations under this Agreement.

            3.1.3 FOR CAUSE. The Company may, by delivering written notice to Employee, terminate Employee's employment and all of the Employee's rights to receive Base Salary, Bonus and any benefits hereunder for cause. Such written notice shall be effective upon delivery to Employee. For purposes of this Agreement, the term "cause" shall be defined as any of the following:

                  (i) Employee's material breach of any of the duties and responsibilities under this Agreement (other than as a result of illness, incapacity or disability), which breach is not cured within ten
        (10) days after written notice thereof to Employee, or engaging in any activities competitive with or injurious to the Company, in either case in the good faith reasonable judgment of the Board of Directors;

                  (ii) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for a felony or a misdemeanor involving moral turpitude (other than minor traffic violations or similar offenses);



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                  (iii) Employee's commission of an act of fraud upon the
        Company or personal dishonesty, or willful or negligent misconduct;

                  (iv) Employee's willful failure or refusal to perform Employee's duties or responsibilities under this Agreement or Employee's material violation of any duty of loyalty to the Company or a breach of Employee's fiduciary duty involving personal profit.

               In the event Employee's employment is terminated at any time for cause, Employee will not be entitled to any further payments or benefits from the Company and the Company shall be immediately released from any and all obligations under this Agreement.

        3.2 EXCLUSIVE REMEDY. Employee agrees that the payments expressly provided and contemplated by Section 3 of this Agreement shall constitute the sole and exclusive obligation of the Company in respect of Employee's employment with and relationship to the Company and that the payment thereof shall be the sole and exclusive remedy for any breach of contract claim which may be brought as a result of any termination of Employee's employment.


                                    ARTICLE 4
                                BUSINESS EXPENSES

        4.1 BUSINESS EXPENSES. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment and parking, made and substantiated in accordance with policies, practices and procedures established from time to time by the Company and, incurred in the pursuit and furtherance of the Company's business and goodwill.

        4.2 CAR ALLOWANCE. Company and Employee acknowledge that Employee will need to use his personal automobile for business travel and hereby agree that the sum of $750.00 to be paid monthly shall constitute complete and proper reimbursement for this usage and maintenance expense. No vouchers need be supplied by Employee.


                                    ARTICLE 5
                            CONFIDENTIAL INFORMATION

        5.1 CONFIDENTIAL INFORMATION. At all times during and after the expiration of this Agreement, the Employee will hold in strict confidence and, without the express prior written authorization of the Company's Board of Directors, the Employee shall not disclose to any person or entity, any financial or marketing data of the Company (including, without limitation, financial statements of the Company), or any technique, process, formula, developmental or experimental work, work in progress, business methods, business or marketing plans or trade secrets of or used in the business of the Company, or any other proprietary or confidential information relating to the Company or the services, business affairs of the Company, including, without limitation, any information relating to inquiries made by the Company (collectively, the "Confidential Information"). The Employee agrees that the Employee will not make use of any of the Confidential Information during the term of this Agreement other than for the exclusive benefit of the Company and that the Employee shall not make any use whatsoever of the Confidential Information at any time after termination of the Employee's employment with the Company. Upon termination of such employment, the Employee shall deliver to the Company (i) all documents, records, notebooks, work papers and all similar repositories containing any Confidential Information or any other information concerning the Company, whether prepared by the Employee, the Company or anyone else and (ii) all tangible personal property belonging to the Company that is in the Employee's possession. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, (ii) information related to the terms of the Employee's compensation or benefits as an employee of the Company, (iii) information known to the Employee prior to the effective date of this Agreement or (iv) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Employee



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shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Employee shall assist the Company in any efforts it may undertake to quash such subpoena or other legal process or obtain an appropriate protective order prior to any such disclosure by the Employee.

        5.2 SOLICITATION OF EMPLOYEES. In consideration and recognition of the fact that Employee's position with the Company is an executive position involving fiduciary responsibility to the Company and access to the Company's confidential, proprietary information, Employee agrees that Employee will not, directly or indirectly, solicit or take away any employees of the Company for employment by any enterprise that competes with, or is engaged in a substantially similar business to, the business of the Company as presently conducted or proposed to be conducted. This Section 5.2 shall survive for a period of one (1) year from the date of termination of this Agreement.


                                    ARTICLE 6
                               DISPUTE RESOLUTION

        6.1 DISPUTES SUBJECT TO ARBITRATION. Except as to any action which requires ex parte relief, expeditious orders of court, restraining orders, injunctive relief or the like in order to maintain the status quo or protect a party's interest, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or otherwise arising out of the execution hereof including any claim based on contract, tort or statute, shall be resolved, at the request of any party, by submission to binding arbitration at the Orange County, California offices of Judicial Arbitration & Mediation Services, Inc. ("JAMS"), and any judgment or award rendered by JAMS shall be final, binding and unappealable, and judgment may be entered by any state or federal court having jurisdiction thereof. Any party can initiate arbitration by sending written notice of intention to arbitrate (the "Demand") by registered or certified mail to all parties and to JAMS. The Demand shall contain a description of the dispute, the amount involved, and the remedy sought. If and when a Demand for arbitration is made by any party, the parties agree to execute a Submission Agreement, provided by JAMS, setting forth the rights of the parties and the rules and procedures to be followed at the arbitration hearing (the "Rules"). Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 6.1 shall be determined by the arbitrator. The arbitrator shall be a retired or former judge agreed to between the parties from the JAMS' panel. If the parties are unable to agree, JAMS shall provide a list of three available judges and each party may strike one. The remaining judge shall serve as the arbitrator. The parties shall be entitled to full rights of discovery as set forth in the Code of Civil Procedure for civil actions tried in the Superior Courts of the State of California, subject to such orders as may be entered by JAMS. Each party hereto intends that the provisions to arbitrate set forth herein shall be valid, enforceable and irrevocable. The designation of a situs or a governing law for this undertaking or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his or her award, the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including the fees of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction, upon any award rendered in such proceeding becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings permitted in a civil proceeding under the laws of the State of California including, if appropriate, monetary damages, specific performance and all other forms of legal and equitable relief. In the event JAMS is no longer in business and there is no comparable successor, then the parties shall use the services of the American Arbitration Association, Inc. ("AAA"), subject to AAA's Commercial Arbitration Rules and the provisions of this Section
6.1. In the event the AAA is no longer in business and there is no comparable successor, then the parties shall agree upon another arbitrator within ten (10) calendar days after receipt of the Demand. If the parties cannot agree upon another arbitrator, then a single neutral arbitrator shall be appointed pursuant to Section 1281.6 of the California Code of Civil Procedure.



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                                    ARTICLE 7
                                  MISCELLANEOUS

        7.1 MODIFICATIONS. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of the Employee by the Company, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement will be valid unless in writing signed by both parties hereto.

        7.2 ENFORCEABILITY AND SEVERABILITY. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason by an arbitrator or a court of competent jurisdiction, such term will be deemed severable from all other terms of this Agreement, which will continue in full force and effect. In the event that any term is held by an arbitrator or a court of competent jurisdiction to over broad as written, the term will be deemed amended to narrow its application to the extent necessary to make the term enforceable.

        7.3 WITHHOLDING. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to the Employee under this Agreement as the Company deems necessary.

        7.4 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        7.5 GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of California, and any and every legal proceeding (other than arbitration proceedings conducted in accordance with Article 5 hereof) arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of California, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

        7.6 SUCCESSION. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee's obligations under Sections 1.4, 3.2, 5.1, 5.2 and 6.1 of this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

        7.7 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any right or remedy granted hereby or by law.

        7.8 INJUNCTIVE RELIEF. The Employee acknowledges and agrees that any breach or threatened breach of this Agreement or the Proprietary Information Agreement might cause irreparable harm to the Company and that in such case, the Company would have no adequate remedy at law. In the event of a breach or threatened breach by the Employee of this Agreement, the Company may, in addition to any other rights and remedies it may have pursuant to this Agreement, immediately seek any judicial action that the Company may deem necessary or appropriate, including without limitation, the obtaining of injunctive relief against the Employee without the necessity of posting a bond or other security and without prejudice to any other remedies which may be available to the Company at law or in equity.

        7.9 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

        7.10 REPRESENTATION BY COUNSEL; INTERPRETATION. The Company and Employee each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

        7.11 NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        If to Company:       AMDL, Inc.
                             2492 Walnut Avenue, Suite 100
                             Tustin, California  92780-7039

        If to Employee:      Gary L. Dreher
                             6301 Acacia Hill Drive
                             Yorba Linda, California  92886

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



                                  "EMPLOYEE"



                                  ______________________________________________
                                  Gary L. Dreher


                                  "COMPANY"



                                  By: __________________________________________
                                      Vivian B. Frazier, Chief Financial Officer



                                      -10-